Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Nuance Communications, Inc.
Burlington, Massachusetts

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-224825, 333-215966, 333-211272, 333-201933, 333-188397, 333-182459, 333-179399, 333-178436, 333-164955, 333-157579, 333-151088, 333-151087, 333‑153911, 333-148684, 333-145971, 333-143465, 333-142183, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, 333-04131, 333-229550, and 333-236419) of Nuance Communications, Inc. of our reports dated November 26, 2019 (except for Note 4 and Note 23, as to which the date is March 20, 2020), relating to the consolidated financial statements and the effectiveness of Nuance Communications, Inc.’s internal control over financial reporting, which appear in this Current Report on Form 8-K.

/s/ BDO USA, LLP
Boston, Massachusetts
March 20, 2020